News Release
First Midwest Bancorp, Inc.	First Midwest Bancorp, Inc. One Pierce Place, Suite 1500 Itasca, Illinois 60143-9768 (630) 875-7450
FOR IMMEDIATE RELEASE	CONTACT:	Cynthia Lance (Media) EVP and Corporate Secretary First Midwest Bancorp, Inc. (630) 875-7345
James Hotchkiss (Investors) EVP and Treasurer First Midwest Bank (630) 875-7244

TRADED:	NASDAQ Global Select Market	www.firstmidwest.com
SYMBOL:	FMBI

FIRST MIDWEST BANCORP, INC. INCREASES SHARE CAP ON ITS SUBORDINATED DEBT EXCHANGE OFFER

ITASCA, IL, September 11, 2009 – First Midwest Bancorp, Inc. (“First Midwest” or the “Company”)  (NASDAQ NGS: FMBI) amended its previously announced offer to exchange (the “Exchange”) shares of First Midwest common stock for the Company’s 5.85% Subordinated Notes due 2016 (the “Notes”).  The amendment increases the maximum number of shares of First Midwest common stock that may be issued in the Exchange from 3.5 million shares to 4.5 million shares. All other terms of the Exchange remain unchanged.

First Midwest will prorate tendered Notes as necessary to remain within this new limit. As previously announced, in the event of proration, First Midwest will give preference to Notes that were tendered during the Exchange’s early tender period, and will accept Notes tendered after the early tender period only if it accepts 100% of the Notes that are tendered during the early tender period and are not withdrawn.

The Exchange will still expire at 11:59 p.m., New York City time, on September 24, 2009.  The early tender period for the exchange expired at 5:00 p.m., New York City time, on September 10, 2009, and is not being extended.  Unless the Exchange is extended or terminated early, final information for the Exchange, including the relevant price and exchange ratios will be announced in a press release prior to 9:00 a.m., New York City time, on September 23, 2009, the day following the previously announced Pricing Date, and will be available at http://www.firstmidwest.com/aboutinvestor_exchangeoffers.asp and from D.F. King and Co., Inc., the information and tender agent for the Exchange.

The complete terms and conditions of the Exchange are set forth in the Offering Memorandum and Letter of Transmittal (the “Exchange Offer Documents”) which have been sent to holders of the Notes.  The description of the Exchange in this press release is only a summary and is qualified in its entirety by reference to the Exchange Offer Documents.  Holders are urged to read the Exchange Offer Documents carefully. Copies of the Exchange Offer Documents may be obtained from D.F. King & Co., Inc. at 888-886-4425 or, for bankers and brokers, at 212-269-5550.  Holders may also obtain the Exchange Offer Documents by contacting First Midwest Investor Relations, at http://www.firstmidwest.com/aboutinvestor_exchangeoffers.asp or by email at investor.relations@firstmidwest.com.

This press release contains forward-looking statements, including statements about the Company’s financial condition, results of operations, long-term growth strategies, and the completion and effect of the Exchange.  These statements are not historical facts but instead represent only the Company’s current beliefs regarding future events, many of which, by their nature, are inherently uncertain and outside of the Company’s control.  First Midwest’s actual results and financial condition, as well as the effect of the Exchange, may differ, possibly materially, from those indicated in these forward-looking statements.  For a discussion of the factors that could cause actual results to differ materially from those described in the forward-looking statements, consult First Midwest’s Annual Report on Form 10-K for the year ended December 31, 2008, and subsequent filings with the Securities and Exchange Commission available on the Securities and Exchange Commission’s website (www.sec.gov), as well as the Exchange Offer Documents.

First Midwest is the premier relationship-based banking franchise in the growing Chicagoland banking market.  As one of the Chicago metropolitan area’s largest independent bank holding companies, First Midwest provides the full range of both business and retail banking and trust and investment management services through some 100 offices located in 62 communities, primarily in metropolitan Chicago.  First Midwest was recently recognized by the Alfred P. Sloan Awards for Business Excellence in Workforce Flexibility in the greater Chicago area.

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